EXHIBIT 3.1.1
   FILED COPY
961072780 C $50.00
SECRETARY OF STATE
   05-30-96 10:30



                            ARTICLES OF INCORPORATION

                                       FOR

                      CENTURION COMMUNICATIONS CORPORATION


                                   Article I.

         The  name  of  the  corporation   shall  be  CENTURION   COMMUNICATIONS
CORPORATION.


                                   Article II.

         This corporation shall have perpetual existence.


                                  Article III.

         The corporation is organized to engage in any lawful business for which corporations may be incorporated under the laws of the State of Colorado.


                                   Article IV.

         The corporation is authorized to issue One Million (1,000,000) shares of common stock, of the par value of $0.001 each Common Voting Equity Stock, such shares to carry the short title "Common"; and Five Hundred Thousand (500,000) shares of Convertible Preferred Non-voting Equity Stock, the par terms of preference and of conversion to be determined by the Board of Directors at the time of the issuance of any such shares. The Board of Directors may further create separate series within any class of stock.

         The cumulative voting of shares of stock is not authorized. No shares shall carry and no shareholder shall possess or enjoy any pre-emptive rights to acquire additional or treasury shares of the corporation.

                                   Article V.

         The initial registered and principal office of this corporation is 5760 Daltry Lane, Colorado Springs, Colorado 80906. The initial registered agent is Farid E. Tannous. The initial registered agent's address is 5760 Daltry Lane, Colorado Springs, Colorado 80906. An example of the registered agent's signature is:

                                             /s/  Farid E. Tannous
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                                   Article VI.


         The initial Board of Directors shall consist of one (1) member, and the name and addresses of the persons who are to serve as directors until the annual meeting of shareholders or until successors are elected and qualified is: Farid
E. Tannous 5760 Daltry Lane, Colorado Springs, Colorado 80906. The bylaws of the corporation shall establish the range and/or size of the Board of Directors.

                                  Article VII.

         To the extent permitted by applicable law, and subject to the limitations contained in this Article VII, the corporation shall indemnify a director from all claims, losses and liabilities to which he or she has or shall become subject to by reason of serving or having served as a director, or by reason of any action alleged to have been taken, omitted, or neglected by him or her as a director. In addition, a director of the corporation shall not be subject to personal liability to the corporation or to its shareholders for monetary damages for breach of a fiduciary duty as a director; provided however, this article shall not eliminate or limit the liability of a director to the corporation or to its shareholders for: (A) monetary damages for any breach of the director's duty of loyalty to the corporation or to its shareholders; (B) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (C) acts specified in C.R.S. s. 7-108-403 (as amended); or (D) any transaction from which the director directly or indirectly derived an improper personal benefit.

                                  Article VIII.

         The name and address of the incorporator is: Farid E. Tannous 5760 Daltry Lane, Colorado Springs, Colorado 80906.




         The undersigned person of the age of 18 years or more, acting as incorporator of a corporation under the Colorado Corporation Code, adopts the above Articles of Incorporation.




/s/  Farid E. Tannous                                               5/28/96
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Signature                                                             Date




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